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                                                                    EXHIBIT 4.11

                               AMENDMENT TO THE

                               AGRIBIOTECH, INC.

                            1994 STOCK OPTION PLAN



     Pursuant to Section 10 of the AgriBioTech, Inc. ("ABT") 1994 Employee Stock Option Plan (the "Option Plan"), the Option Plan is hereby amended to reflect an increase in the number of shares of common stock included therein from 1,600,000 to 3,600,000 shares.

     The Board of Directors and a majority of ABT stockholders approved the amendment of the Option Plan at meetings held December 1, 1997 and February 23, 1998, respectively.



    /s/ John C. Francis
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John C. Francis, Secretary